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                                                                   Exhibit 99.1

Wednesday August 29, 6:57 pm Eastern Time

Press Release

SOURCE: MicroStrategy Incorporated

MicroStrategy Acquires Remaining Minority Interest in Strategy.com Subsidiary

MCLEAN, Va., Aug. 29 /PRNewswire/ -- MicroStrategy(R) Incorporated (Nasdaq: MSTR
- news), a leading worldwide provider of business intelligence software, today announced that it has acquired the remaining outstanding minority interest in its Strategy.com subsidiary. This acquisition will allow MicroStrategy to continue intensifying its focus on its core business intelligence software business and will also provide the company with additional flexibility in operating the Strategy.com subsidiary, including the ability to reallocate Strategy.com assets that were previously segregated from its core business. As of the date of the transaction, Strategy.com's assets include approximately $23 million in cash and $6 million in hardware and other assets.

MicroStrategy is issuing a total of 3.5 million shares of MicroStrategy Class A Common Stock in exchange for all of the 16.5 million shares of outstanding Series A Preferred Stock of Strategy.com.

Although MicroStrategy has acquired all outstanding shares of Strategy.com, Strategy.com will remain a separate subsidiary that will focus on personalized traffic and location based wireless services while continuing to maintain existing network service commitments. Additionally, MicroStrategy anticipates that it will transfer up to 25 employees currently conducting research and development activities that are unrelated to its core business intelligence software business to the Strategy.com and non-core segment to effect a clean separation between MicroStrategy's core business intelligence software and non-core business initiatives.

"This transaction allows us to strengthen our core business balance sheet because we gain additional operating flexibility at the subsidiary and consolidated level. Non-business intelligence software operations are being cleanly partitioned from our core business and will be operated against their own, tightly controlled budgets. Spending for these non-BI related operations will be managed in the context of our overall consolidated objectives," said MicroStrategy's President and CFO Eric F. Brown. "We retain the flexibility to develop these promising technologies and independently finance these efforts through future private equity or other transactions that would be non-dilutive to MicroStrategy shareholders."

About MicroStrategy Incorporated

Leadership in a Critical Market: Founded in 1989, MicroStrategy is a worldwide leader in the critical business intelligence software market. Large and small companies alike are harnessing MicroStrategy's business intelligence software to gain vital insights from their data to help them